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                                                          Exhibit No. 99(f)

FOR IMMEDIATE RELEASE

Company Contact:                          Contact:
----------------                          --------
Investor Relations                        Investor Relations
Leeny Oberg, VP                           John D. Lovallo, SVP
Sodexho Marriott Services, Inc.           Makovsky & Company
(301) 380-2745                            (212) 508-9600
Media Relations                           Media Relations
Steve Brady, SVP, Corporate Comm.              Tom Reno, SVP
Sodexho Marriott Services, Inc.           Makovsky & Company
(301) 380-3953                            (212) 508-9600


                   SODEXHO MARRIOTT SERVICES, INC. FORMED ON THE
                   COMPLETION OF SPIN-OFF AND MERGER TRANSACTIONS

                Creates the Leading Provider of Outsourced Food and
                       Facilities Management in North America

            BETHESDA, Maryland, March 27, 1998 -- Sodexho Marriott Services, Inc. (NYSE:SDH-W) reported today the completion of the previously announced spin-off and merger transactions, creating the leading provider of outsourced food and facilities management in North America. Sodexho Marriott Services is currently trading on the New York Stock Exchange on a "when-issued" basis.

            As a result of these transactions, Marriott International, Inc. (NYSE:MAR) spun- off to its stockholders on a tax-free basis, a new company comprised of its lodging, senior living services and distribution service businesses. This new company has adopted the Marriott International, Inc. name. Immediately following the spin-off, Marriott's food service and facilities management business, Marriott Management Services, merged with the North American operations of Sodexho Alliance. The combined company formed Sodexho Marriott Services, Inc.

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            Sodexho Marriott Services, is the largest provider of outsourced food and facilities management in North America. The company, which has over 4,800 client relationships, offers a variety of outsourcing solutions, including food services, housekeeping, grounds keeping, plant operations and maintenance, and integrated facilities management to the corporate, health care and education markets. Sodexho Marriott Services is one of the top 50 employers in the United States with over 100,000 employees and managing an additional 60,000 employees on behalf of its clients. On a pro forma basis, 1997 calendar year sales would have been over $4.1 billion and earnings before interest, taxes, depreciation and amortization (EBITDA) would have been $240 million.

            Charles D. O'Dell, Sodexho Marriott Services, Inc. President and Chief Executive Officer commented, "The combination of Marriott Management Services and Sodexho North America is representative of an effective business strategy which combines two powerful brands, recognized for quality, service and leadership. Furthermore, the marketplace is increasingly turning to large, nationally-integrated suppliers like Sodexho Marriott Services to meet their expanding outsourcing needs."

            Outsourcing services is a trend that is expanding throughout all sectors of the economy. With the continued pressure to contain costs, a full 75% of American companies, hospitals and educational institutions either outsource services or are evaluating opportunities to do so. The size of this market is estimated to be $157 billion, with $48 billion associated with food services and $109 billion with facilities management. The North American market remains substantially underpenetrated, with only $27 billion, or 17% of the total potential market, currently contracted to management providers.

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            Charles D. O'Dell stated, "As the industry leader, we have significant cross-selling potential in facilities management services to our existing food services customers. Demand for providers of national, multi-service outsourcing is rapidly growing. With the national and global network, Sodexho Marriott Services can provide integrated management solutions to a wide range of industries, including corporate, health care and education markets."

            As a result of the spin-off and merger transactions, a stockholder of record as of March 27, 1998 with 100 shares of "old " Marriott International, Inc. common stock, for example, will own the following: 25 shares of Sodexho Marriott Services, Inc. common stock (NYSE:SDH), which reflects a one-for-four reverse stock split; 100 shares of Marriott International, Inc. common stock (NYSE:MAR); and 100 shares of Marriott International, Inc., Class A common stock (NYSE:MAR.A).

            Sodexho Marriott Services, Inc. is the largest food service and integrated facilities management provider in North America with more than 4,800 clients and annual sales in excess of $4 billion. It was created by the merger of Marriott Management Services and the North American operations of Sodexho Alliance. Sodexho Marriott Services provides a variety of outsourcing solutions, including food services, housekeeping, groundskeeping and plant operations and maintenance, to major business sectors such as the corporate, health care and education markets. Headquartered in Bethesda, Md., the company employs more than 100,000 people and manages over 60,000 client employees.

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